Exhibit (a)(1)(I)

RADISYS CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR RESTRICTED STOCK UNITS OR NEW OPTIONS

Confirmation of Receipt of Election Form

Subject: Confirmation of Election to Participate in the RadiSys Corporation Exchange Offer

RadiSys Corporation has received your election to tender the following options:

Option Grant Date	Option Number	Exercise Price per Share	Number of Option Shares Eligible for Exchange	Number of Shares in New Grant	Type of New Grant	Exchange Option for New Grant?

If this information is not correct, please visit https://radisys.equitybenefits.com to update your elections. It is your responsibility to make sure your elections are correct.

You can change or withdraw this election until the offer expires at 12:00 p.m., Pacific Time, on November 3, 2009. However, the offer could be extended. If an extension occurs, we’ll notify you. After the offer expires, you cannot change or withdraw your election and all elections will be final. There will not be any exceptions.

Please note that receipt of your election is not by itself an acceptance of your eligible options for exchange. For purposes of the offer, we will be deemed to have accepted eligible options for exchange that are validly tendered and not properly withdrawn as of the date and time the exchange offer expires and we give written notice to the option holders generally of our acceptance for exchange of such eligible options, which notice may be made by email or other method of communication.

You will be able to view your new award grant information in your E*Trade account within approximately three weeks following the new award grant date or as soon as administratively feasible.

The full terms of the offer are described in the Offer to Exchange Certain Outstanding Options for Restricted Stock Units or New Options, dated October 5, 2009 and other related documents, which you can access at https://radisys.equitybenefits.com.

These documents were filed with the Securities and Exchange Commission as exhibits to the RadiSys Corporation Schedule TO Tender Offer Statement. You can access these documents through the Securities and Exchange Commission’s website at www.sec.gov.

If you have submitted your election electronically, we strongly encourage you to print this page and keep it for your records.